EXHIBIT I

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated February 14, 2022

NESTLÉ HEALTH SCIENCE US HOLDINGS, INC.

By:	/s/ Andrew Glass
Name: Andrew Glass Title: Secretary

SOCIETE DES PRODUITS NESTLE S.A.

By:	/s/ Claudio Kuoni
Name: Claudio Kuoni Title: Vice President

NESTLÉ S.A.

By:	/s/ Gregory Behar
Name: Gregory Behar Title: Deputy Executive Vice President